Exhibit 99.1

FOR IMMEDIATE RELEASE

Tim Hortons Inc. board commences CEO search;

Executive Chairman Paul House appointed Interim CEO

OAKVILLE, ONTARIO, May 25th, 2011: The Board of Directors of Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced the commencement of an active search for a new chief executive officer (CEO) following an extended succession planning process undertaken in connection with the Company’s strategic plans.

Paul House, the Corporation’s Executive Chairman and former President and CEO, has been appointed to also serve as Interim CEO until the Board completes its succession planning process and appoints a new CEO. Don Schroeder no longer serves as President and CEO of the Corporation.

“Don Schroeder has made significant contributions to Tim Hortons during his 20 years of service, and although a transitional arrangement could not be reached, we appreciate his leadership as President and CEO since his appointment in 2008. On behalf of the Board, our restaurant owners and our employees, I would like to thank Don for his two decades of service,” said Paul House, Executive Chairman.

“We have a talented, experienced and highly capable executive group, and we will continue to drive execution of our established strategic growth plans and initiatives, which are designed to capitalize on market opportunities, as the Board concludes the process to appoint a new CEO,” House added.

“The Board has been engaged in a comprehensive succession planning and review process in parallel with the Company’s strategic planning work. With a solid strategic foundation in place, the Board has made the determination that the current timing under all circumstances is best-suited to transition CEO leadership,” said Frank Iacobucci, Lead Director.

The Board will commence the next phase of its succession planning process by conducting a comprehensive internal review and external search. Although the timing of the completion of the process cannot be determined with certainty, the Board’s objective is to make an appointment as soon as practical.

Mr. House has served in senior executive positions with the Corporation for more than 25 years. In 1995, Mr. House was appointed President and Chief Operating Officer of the Corporation, and in November of 2005, he assumed the title of Chief Executive Officer and led the current executive management team. Mr. House held this office until his transition to Executive Chairman, and Mr. Schroeder’s concurrent appointment as President and CEO, in March of 2008. Under Mr. House’s leadership, the Corporation experienced significant growth and expansion in both Canada and the U.S.

Since his appointment as Executive Chairman until the end of 2010, Mr. House remained an executive officer, accountable with Mr. Schroeder for the Corporation’s performance of financial and non-financial goals and objectives. His responsibilities as Executive Chairman included, among others, presiding at Board meetings; strategic planning and related activities, in coordination with key members of senior management; and, acting as an ambassador with key stakeholders, including restaurant owners.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded quick service restaurant chain in North America based on market capitalization, and the largest in Canada. Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of April 3rd, 2011, Tim Hortons had 3,782 systemwide restaurants, including 3,169 in Canada and 613 in the United States. More information about the Company is available at www.timhortons-invest.com.

For more information:

INVESTORS: Scott Bonikowsky: (905) 339-6186 or bonikowsky_scott@timhortons.com

MEDIA: Nick Javor: (905) 339-6176 or javor_nick@timhortons.com